CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Generex Biotechnology Corporation on Forms S-3 (File No. 333-67118, 333-106519, 333-110493, 333-112891, 333-117822, 333-121309, 333-126624, 333-128328, 333-131430, 333-135284, and 333-139637) and Forms S-8 (File No. 333-55072, 333-66654, 333-88026, and 333-145412) of our report dated October 3, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting and Schedule II included in Amendment No. 2 to the Annual Report of Generex Biotechnology Corporation on Form 10-K/A for the year ended July 31, 2007.

/s/ Danziger Hochman Partners LLP

Toronto, Canada
March 12, 2008